Exhibit (a)(6)

[Form of Letter of Acceptance to Eligible Option Holders]

February 20, 2003

Dear Option Holder:

Vintage Petroleum, Inc. hereby accepts and cancels all Eligible Options that were tendered pursuant to its Offer to Exchange Outstanding Options for Restricted Stock or Restricted Stock Rights (the “Offer”), which expired on February 20, 2003.

Effective with the expiration of the Offer, in exchange for the Eligible Options you tendered, you were granted Restricted Stock or Restricted Stock Rights in the amount specified in the Restricted Stock Award Agreement or the Restricted Stock Rights Award Agreement, as the case may be, you received with the exchange offer documents.

If you have received this message in error, please contact Michael F. Meimerstorf at (918) 878-5742 by no later than 6:00 p.m. Eastern Time, on Monday February 25, 2003.

Note: Capitalized terms are defined in the document titled Offer to Exchange Outstanding Options for Restricted Stock or Restricted Stock Rights.

Best Regards,

S. Craig George

President and Chief Executive Officer